Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-211700 and 333-227168, on Form S-1 Nos. 333-217461 and 333-220183 and on Form S-8 Nos. 333-197493, 333-203128, 333-211538, 333-217462 and 333-225991, of our report dated March 6, 2019, relating to the consolidated financial statements of CareDx, Inc. and its subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
San Francisco, CA
March 6, 2019